EXHIBIT 16.1

M&K CPAS, PLLC

13831 Northwest Freeway Suite 575

Houston, TX 77040

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

April 19, 2011

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 15, 2011, of Flameret, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm, we have no basis to agree or disagree with the statements made regarding the successor auditor.

Very truly yours,

/s/ M&K CPAS, PLLC

Houston, TX